Exhibit 10.3

CAPTARIS, INC.

SECOND AMENDMENT TO CHANGE OF CONTROL AGREEMENT

This Second Amendment to Change of Control Agreement (this “Amendment”) is entered into as of March 25, 2008 by and between Captaris, Inc., a Washington corporation (“Captaris”), and Peter Papano (“Executive”).

RECITALS

A.	Captaris and Executive entered into a Change in Control Agreement, dated as of March 15, 2005, which was subsequently amended by an Amendment to Change of Control Agreement, dated as of March 23, 2007 (as amended, the “CIC Agreement”).

B.	Captaris and Executive desire to further amend the terms of the CIC Agreement to clarify the manner in which Section 3.2 (Bonus) of the CIC Agreement was intended by the Compensation Committee and Board of Directors of Captaris to operate.

AGREEMENT

NOW, THEREFORE, the parties hereby agree as follows:

1.	Amendment.

Section 3.2 of the CIC Agreement is hereby amended in its entirety to read as follows:

“3.2 Bonus

In addition to Annual Base Salary, the Executive shall receive, for each fiscal year beginning or ending during the Post-Change in Control Period, an annual bonus in cash at least equal to the greater of (a) Executive’s target bonus amount for the fiscal year in which the Change in Control Date occurs, or (b) the annualized bonus amount that Executive is on pace for as of the Change in Control Date (the “Annual Bonus”). Each such Annual Bonus shall be paid no later than 90 days after the end of the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus. Notwithstanding the foregoing, in the event the fiscal year end is different prior to the Post-Change in Control Period than it is after the Post-Change in Control Period, then the Annual Bonus paid to the Executive for the fiscal year in which the Change in Control Date occurs shall be paid no later than 90 days after the new fiscal year end and shall be proportionately adjusted to reflect additional days or less days in the new fiscal year as a result of the difference in fiscal years.”

2.	Full Force and Effect.

Except as otherwise amended hereby, the terms and provisions of the CIC Agreement remain unchanged.

3.	Counterparts.

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto execute this Amendment as of the date first set forth above.

EXECUTIVE

/s/ Peter Papano
Peter Papano

CAPTARIS, INC.

By:	/s/ David P. Anastasi
Name:	David P. Anastasi
Title:	President & CEO